Exhibit 99.1

The First Bancshares, Inc. Reports Increased 2nd Quarter 2010 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 30, 2010--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended June 30, 2010. The First Bancshares, Inc. also announced a quarterly dividend of $.025 per common share. The record date will be August 13, 2010 with a payable date of August 27, 2010.

Net income available to common stockholders for the three months ended June 30, 2010 amounted to $572,000, or $.19 per diluted share, compared to $104,000, or $.03 per diluted share for the same quarter in 2009, an increase of $468,000 or 450.0%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Our bank continues to show improving performance in a very difficult economic environment. A significant increase in our net income during the second quarter is the result of strategic business development resulting in loan and deposit growth during the first six months of 2010, continued emphasis on expense control, and a managed effort to increase our net interest margin. Although the general economic climate is still challenging, our bank is well positioned to take advantage of the opportunities that are available for continued growth.”

The following are key highlights for the quarter ended June 30, 2010:

  Net interest margin increased to 3.45% from 3.30% at March 31, 2010
  Return on average assets increased to .42% from .37% at March 31, 2010
  Return on average equity increased to 4.67% from 4.18% at March 31, 2010

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended June 30, 2010, was $4.1 million, a $557,000 increase compared to the second quarter of 2009. This increase was a result of increased loan volume as well as an overall improvement in the bank’s net interest margin.

Non-interest income decreased slightly for the second quarter of 2010 to $986,000 as compared to $1,056,000 for the second quarter of 2009. A decrease in fee income generated from our mortgage division attributed to this slight decrease.

Non-Interest Expense

Non-interest expense remained flat at $3.90 million as compared to the second quarter of 2009. This reflects an ongoing effort to monitor our expenses while maintaining our excellent level of customer service.

Total Assets, Net Loans and Deposits

Total assets were down $14.3 million, or 2.8%, between March 31, 2010, and June 30, 2010. Deposits saw a decrease of $13.9 million or 3.3% over the same period. Total loans, net of unearned interest, increased slightly between March 31, 2010, and June 30, 2010.

At June 30, 2010, The First Bancshares, Inc. reported total loans of $331.5 million, total assets of $497.0 million, total deposits of $405.2 million and stockholders’ equity of $44.4 million. Return on average assets was .42% and return on average equity was 4.67% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website, www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009

Interest income	$5,944	$6,156	$11,828	$12,409
Interest expense	1,865	2,634	3,959	5,446
Net interest income	4,079	3,522	7,869	6,963
Provision for loan losses	217	464	382	1,092
Net interest income after provision for loan losses	3,862	3,058	7,487	5,871
Non-interest income	986	1,056	1,827	2,153
Non-interest expense	3,895	3,890	7,593	7,548
Income before income taxes	953	224	1,721	476
Income taxes	304	43	536	104
Net income	649	181	1,185	372
Preferred Dividends	63	63	125	101
Preferred Stock Accretion	14	14	28	28
Net income applicable to Common Stock	572	104	1,032	243

Earnings per share applicable to common stockholders
Basic	$.19	$.03	$.34	$.08
Diluted	.19	.03	.34	.08
Dividends per share	.025	-	.010	-

	June 30,	December 31,	June 30,
	2010	2009	2009

Total assets	497,011	477,552	485,113
Cash and due from banks	15,374	8,416	10,895
Federal funds sold	13,079	7,575	15,369
Investment securities	105,330	112,234	112,340
Loans, net of unearned interest	331,452	318,795	321,347
Allowance for loan losses as % of net loans	1.30%	1.49%	1.63%

Loans past due 90 days and still accruing	288	1,447	1,077
Non-accrual loans	5,144	4,367	5,770
Non-accrual securities	1,700	1,700	1,700
Other real estate owned	3,822	2,903	1,441
Total nonperforming assets	10,954	10,417	9,988

Deposits-interest bearing	358,235	335,227	341,867
Deposits non-interest bearing	46,944	48,527	49,994
Total deposits	405,179	383,754	391,861

Borrowed funds	30,906	32,037	35,461
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	44,426	43,616	42,160
Book value (per share)	$13.06	$12.79	$12.31
Total shares outstanding	3,019,869	3,019,869	3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998